Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE July 7, 2006	Media contact: Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Files With SEC to Spin Off Domestic Print and

Internet Yellow Pages Directories

Final Decision on Unit’s Disposition Is Pending

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today announced the filing of a Form 10 registration statement with the Securities and Exchange Commission in a step toward a proposed spin-off of Verizon’s domestic print and Internet yellow pages directories to its stockholders.

Verizon has not yet made a final decision on whether a spin-off will occur, but the company continues to expect to complete a disposition of its directories publishing operations — which could include the spin-off, a sale or other transaction, or combination of these alternatives — by the end of 2006. In December 2005, Verizon had announced that it was reviewing strategic alternatives for these operations.

Today’s filing was made by a recently formed wholly owned subsidiary, currently named Verizon Directories Disposition Corporation (Directories Corp.). The Form 10 registration statement provides details about a proposed spin-off, which would create a new, publicly traded company with management independent from Verizon.

Verizon News Release, page 2

The company would be headquartered in Dallas and would have approximately 7,100 employees. Before the proposed spin-off, Directories Corp. would be renamed. After the proposed spin-off, Directories Corp. and its subsidiaries would continue to operate Verizon’s current domestic directories publishing business.

Stockholders May Receive Additional Shares

If the spin-off is approved and completed as proposed, Verizon stockholders are expected to automatically receive shares of Directories Corp. through a tax-free distribution. Cash would be received instead of fractional shares and would be taxable to stockholders.

The spin-off is subject to final approval by the Verizon Board of Directors and other conditions, including required regulatory approvals, if any; the receipt of a private-letter ruling by the Internal Revenue Service; and an opinion from counsel that the spin-off qualifies as a tax-free distribution.

As previously announced, Verizon management expects to recommend to the Verizon board that Verizon maintain its annual dividend at its current level of $1.62 per share immediately following the proposed spin-off. In addition, Directories Corp. is expected to pay a dividend, if and to the extent that dividends are declared by its board of directors and permitted by applicable law and the terms of its financing arrangements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities issued by Verizon or Directories Corp. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Verizon News Release, page 3

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving 53 million customers nationwide. Verizon Business operates one of the most expansive wholly-owned global IP networks. Verizon Telecom is deploying the nation’s most advanced fiber-optic network to deliver the benefits of converged communications, information and entertainment services to customers. Based in New York, Verizon has a diverse workforce of more than 250,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the underlying assumptions and expectations related to the proposed spin-off of Directories Corp., including its tax free nature, might prove to be inaccurate or unrealized; the likelihood that the proposed spin-off might not be consummated; materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; the timing of the closings of the sales of our Latin American and Caribbean properties; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.